Proxy Voting Results

A special meeting of each fund's shareholders was held on April 16, 2008. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	1,843,094,379.23	96.319
Withheld	70,445,651.74	3.681
TOTAL	1,913,540,030.97	100.000
Dennis J. Dirks
Affirmative	1,844,705,271.13	96.403
Withheld	68,834,759.84	3.597
TOTAL	1,913,540,030.97	100.000
Edward C. Johnson 3d
Affirmative	1,841,350,074.57	96.227
Withheld	72,189,956.40	3.773
TOTAL	1,913,540,030.97	100.000
Alan J. Lacy
Affirmative	1,843,985,654.20	96.365
Withheld	69,554,376.77	3.635
TOTAL	1,913,540,030.97	100.000
Ned C. Lautenbach
Affirmative	1,844,982,064.29	96.417
Withheld	68,557,966.68	3.583
TOTAL	1,913,540,030.97	100.000
Joseph Mauriello
Affirmative	1,843,252,653.53	96.327
Withheld	70,287,377.44	3.673
TOTAL	1,913,540,030.97	100.000
Cornelia M. Small
Affirmative	1,845,097,505.44	96.423
Withheld	68,442,525.53	3.577
TOTAL	1,913,540,030.97	100.000
William S. Stavropoulos
Affirmative	1,840,012,418.12	96.158
Withheld	73,527,612.85	3.842
TOTAL	1,913,540,030.97	100.000
David M. Thomas
Affirmative	1,845,597,797.69	96.449
Withheld	67,942,233.28	3.551
TOTAL	1,913,540,030.97	100.000
Michael E. Wiley
Affirmative	1,845,590,500.21	96.449
Withheld	67,949,530.76	3.551
TOTAL	1,913,540,030.97	100.000

PROPOSAL 2
To amend the Declaration of Trust of Fidelity Advisor Series VII to reduce the required quorum for future shareholder meetings.A
	# of Votes	% of Votes
Affirmative	1,059,631,083.78	55.375
Against	187,649,461.13	9.807
Abstain	74,155,654.32	3.875
Broker Non-Votes	592,103,831.74	30.943
TOTAL	1,913,540,030.97	100.000

A Denotes trust-wide proposal and voting results.